EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE


                    CIC GRANTED EXTENSION ON $3 MILLION NOTE


Redwood Shores, CA, June 16, 2004 - (OTC BB: CICI) Communication Intelligence Corporation ("CIC" or "the Company"), the leader in biometric signature verification & natural input software and a leading supplier of electronic signature solutions, announced today that it has received a sixty day extension to pay a $3 million note due June 18, 2004, to a charitable remainder annuity trust ("the Trust") the trustee of which is Mr. Philip Sassower, a former officer and director of the Company. In exchange for this sixty day extension the Company will pay the Trust thirty days worth of interest ($15,000) calculated according to the terms of the note. All other provisions of the note remain unchanged.

"We appreciate the extension of time to pay the note due to the Trust. This allows us to pursue the most optimal alternative for payment of the debt," stated Guido DiGregorio, CIC's Chairman & CEO. "I would also like to take this opportunity to thank Mr. Sassower for the steadfast financial and other support he has provided the Company throughout the years."

About CIC

Communication Intelligence Corporation ("CIC") is the leading supplier of biometric signature verification and natural input software and a leading supplier of electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eCommerce, enabling the world with "The Power to Sign Online(R)". CIC's products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets such as, CompUSA, Staples, OfficeMax, and key integration/channel partners or direct via our website. Industry leaders such as Charles Schwab, Fujitsu, IBM, Oracle, PalmSource, Prudential, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Symbol and TVA have licensed the company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com

CIC, its logo and the Power to Sign Online are registered trademarks. All other trademarks and registered trademarks are the property of their respective holders.

Forward Looking Statement

Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.


Contact Information
CIC
Investor Relations Inquiries:
Chantal Eshghipour
650-802-7740
investorrelations@cic.com



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